Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream Announces Third Quarter 2019 Financial and Operating Results, Quarterly Distributions and 2020 Outlook

•	Increased natural gas transported volumes, interstate natural gas firm contracted capacity and crude oil and condensate gathered volumes for third quarter 2019 compared to third quarter 2018

•	Achieved record quarterly Williston Basin crude oil gathered volumes

•	Made significant progress in settlement discussions with key customers in the Enable Mississippi River Transmission, LLC (MRT) rate case

•
Contracted or extended over 575,000 dekatherms per day (Dth/d) of transportation capacity during third quarter 2019 and signed a precedent agreement in October 2019 for the Merge, Arkoma, SCOOP and STACK (MASS) natural gas transportation project

•	Declared a quarterly cash distribution of $0.3305 per unit on all outstanding common units and $0.625 on all outstanding Series A Preferred Units

OKLAHOMA CITY (Nov. 6, 2019) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial and operating results for third quarter 2019.

Net income attributable to limited partners was $132 million for third quarter 2019, a decrease of $6 million compared to $138 million for third quarter 2018. Net income attributable to common units was $123 million for third quarter 2019, a decrease of $6 million compared to $129 million for third quarter 2018. Net cash provided by operating activities was $264 million for third quarter 2019, an increase of $31 million compared to $233 million for third quarter 2018. Adjusted EBITDA was $295 million for third quarter 2019, a decrease of $6 million compared to $301 million for third quarter 2018. DCF was $202 million for third quarter 2019, a decrease of $18 million compared to $220 million for third quarter 2018.

For third quarter 2019, declared distributions to common unitholders exceeded DCF by $58 million, resulting in a distribution coverage ratio of 1.40x.

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA, DCF and distribution coverage ratio, please see “Non-GAAP Financial Measures.”

Exhibit 99.1

MANAGEMENT PERSPECTIVE

“I am pleased with our year-to-date financial performance and the progress we have made this year advancing the MRT rate and contracting for capacity on our pipelines, positioning us to deliver another solid year of results,” said Rod Sailor, president and CEO. “As we look forward to 2020, we are focused on cost discipline and efficient capital deployment, and we will continue to adjust our operating expenses and capital expenditures to align with the business environment.”

BUSINESS HIGHLIGHTS

As of Oct. 28, 2019, there were thirty-one rigs across Enable’s footprint that were drilling wells expected to be connected to Enable’s gathering systems. Twenty-two of those rigs were in the Anadarko Basin, six were in the Ark-La-Tex Basin and three were in the Williston Basin. In the Williston Basin, Enable’s crude oil gathering system gathered record quarterly volumes for third quarter 2019. Enable’s Anadarko Basin crude and condensate midstream platform achieved gathered volumes of over 91 thousand barrels per day (MBbl/d) during third quarter 2019, and Enable expects to gather crude or condensate from wells drilled by nearly 90 percent of the rigs currently active on Enable’s gathering footprint in the SCOOP play.

During third quarter 2019, Enable contracted or extended over 575,000 Dth/d of natural gas transportation capacity. On the EGT system, EGT signed agreements with Rockcliff Energy Operating LLC for three years of 250,000 Dth/d firm transportation service on EGT’s Line CP. On the MRT system, MRT signed long-term agreements with affiliates of Spire Inc. for 150,000 Dth/d of firm transportation service.

Following a successful open season, EGT signed a 5-year, 100,000 Dth/d precedent agreement in October 2019 for the MASS natural gas transportation project. This project expands Enable’s existing infrastructure to address current natural gas takeaway limitations by connecting production in the Anadarko and Arkoma basins to delivery points with access to emerging Gulf Coast markets and the growing demand markets in the Southeast. The capital expenditures associated with this project are estimated to be approximately $30 million, and the project is expected to be placed into service in the second half of 2021, subject to Federal Energy Regulatory Commission (FERC) approval.

EGT and CenterPoint Energy Resources Corp. (CERC) have agreed to recontracting terms for a substantial portion of EGT capacity with contracts that when executed will extend the contract life of Enable’s largest pipeline asset, EGT, with its largest customer, CERC. Precedent agreements have been executed outlining the terms and conditions for extending contracts serving CERC’s local distribution companies in Arkansas, Louisiana, Oklahoma and Northeast Texas, which currently expire March 31, 2021. CERC has received the required regulatory approvals from the applicable state regulatory commissions for these extensions, and EGT is targeting executing the applicable pipeline contracts by first quarter 2020. The contract term for the majority of the renewed capacity is nine years, and the effective date of the new contracts will be April 1, 2021.

MRT filed proposals with FERC Nov. 5, 2019, to settle rate cases with customers holding 97 percent of the firm subscribed transportation capacity on the MRT system. In addition to the proposed rate settlements with these customers, most of these customers agreed to extend capacity commitments on MRT through 2024. A new rate case was filed Oct. 30, 2019, that was necessitated by the customers representing the remaining 3 percent of the firm subscribed transportation capacity on MRT to establish new maximum recourse rates for the non-settling parties.

Exhibit 99.1

The Gulf Run project continues to progress and Enable remains in active discussions with customers for additional capacity commitments. Enable still anticipates filing a formal certificate application with FERC in early 2020.

QUARTERLY DISTRIBUTIONS

On Nov. 5, 2019, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.3305 per unit on all outstanding common units for the quarter ended Sept. 30, 2019, an increase of approximately 4 percent when compared to third quarter 2018. The quarterly cash distribution of $0.3305 per unit on all outstanding common units will be paid Nov. 26, 2019, to unitholders of record at the close of business Nov. 19, 2019.

The board also declared a quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units for the quarter ended Sept. 30, 2019. The quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units will be paid Nov. 14, 2019, to unitholders of record at the close of business Nov. 5, 2019.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.47 trillion British thermal units per day (TBtu/d) for third quarter 2019, a decrease of 3 percent compared to 4.61 TBtu/d for third quarter 2018. The decrease was primarily due to lower gathered volumes in the Arkoma and Anadarko Basins.

Natural gas processed volumes were 2.49 TBtu/d for third quarter 2019, which remained relatively flat compared to 2.50 TBtu/d for third quarter 2018. The slight decrease was primarily due to lower processed volumes in the Anadarko Basin, partially offset by higher processed volumes in the Ark-La-Tex Basin.

Crude oil and condensate gathered volumes were 132.99 MBbl/d for third quarter 2019, an increase of 101.12 MBbl/d compared to 31.87 MBbl/d for third quarter 2018. The increase was primarily due to the acquisition of Enable Oklahoma Crude Services, LLC’s (EOCS) crude oil and condensate gathering system in the Anadarko Basin and a 30 percent increase in crude oil gathered volumes in the Williston Basin.

Interstate transportation firm contracted capacity was 6.02 billion cubic feet per day (Bcf/d) for third quarter 2019, an increase of 5 percent compared to 5.76 Bcf/d for third quarter 2018. The increase was primarily due to new contracted capacity on EGT, including volumes from EGT’s CaSE project.

Intrastate transportation average deliveries were 2.10 TBtu/d for third quarter 2019, an increase of 4 percent compared to 2.02 TBtu/d for third quarter 2018. The increase was primarily related to increased power plant utilization and lower recoveries of ethane resulting in increased residue gas production.

THIRD QUARTER FINANCIAL PERFORMANCE

Revenues were $699 million for third quarter 2019, a decrease of $229 million compared to $928 million for third quarter 2018. Revenues are net of $77 million of intercompany eliminations for third quarter 2019 and $131 million of intercompany eliminations for third quarter 2018.

Exhibit 99.1

Gathering and processing segment revenues were $542 million for third quarter 2019, a decrease of $236 million compared to $778 million for third quarter 2018. The decrease in gathering and processing segment revenues was primarily due to:

•
a decrease in revenues from natural gas liquids (NGLs) sales primarily due to lower sales volumes from lower recoveries of ethane, a decrease in the average realized sales price from lower average market prices for all NGL products as well as a decrease in revenues from natural gas sales due to lower average natural gas sales prices and lower sales volumes and

•
a decrease in processing service revenues resulting from lower consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to a decrease in the average realized price.

These decreases were partially offset by:

•	an increase in realized gains on natural gas, condensate and NGL derivatives and changes in the fair value of natural gas, condensate and NGL derivatives and

•
an increase in revenues from crude oil, condensate and produced water gathering revenues primarily due to the November 2018 acquisition of EOCS and an increase in volumes in the Williston Basin, partially offset by lower average rates.

Transportation and storage segment revenues were $234 million for third quarter 2019, a decrease of $47 million compared to $281 million for third quarter 2018. The decrease in transportation and storage segment revenues was primarily due to:

•	a decrease in revenues from natural gas sales primarily due to lower sales volumes and lower average sales prices.

This decrease was partially offset by:

•	an increase in revenues from firm transportation and storage services due to new intrastate and interstate transportation contracts.

Gross margin was $436 million for third quarter 2019, a increase of $24 million compared to $412 million for third quarter 2018.

Gathering and processing segment gross margin was $304 million for third quarter 2019, a increase of $19 million compared to $285 million for third quarter 2018. The increase in gathering and processing segment gross margin was primarily due to:

•	an increase in realized gains on natural gas, condensate and NGL derivatives and changes in the fair value of natural gas, condensate and NGL derivatives and

•
an increase in gross margin from crude oil, condensate and produced water gathering revenues primarily due to the November 2018 acquisition of EOCS and an increase in volumes in the Williston Basin, partially offset by lower average rates.

These increases were partially offset by:

•
a decrease in processing service revenues due to lower consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to a decrease in the average realized price.

Exhibit 99.1

Transportation and storage segment gross margin was $132 million for third quarter 2019, an increase of $3 million compared to $129 million for third quarter 2018. The increase in transportation and storage segment gross margin was primarily due to:

•	an increase in firm transportation and storage services due to new intrastate and interstate transportation contracts.

This increase was partially offset by:

•	a decrease in system management activities.

Operation and maintenance and general and administrative expenses were $136 million for third quarter 2019, an increase of $10 million compared to $126 million for third quarter 2018. The increase in operation and maintenance and general and administrative expenses was primarily due to an increase in payroll-related costs, an increase in reserves for claims settlement costs and a $3 million loss on retirement of assets during third quarter 2019.

Depreciation and amortization expense was $108 million for third quarter 2019, an increase of $8 million compared to $100 million for third quarter 2018. The increase in depreciation and amortization expense was primarily due to the amortization of customer intangibles acquired as part of the November 2018 acquisition of EOCS, other additional assets placed in service and an increase in depreciation from the implementation of new rates for gathering and processing assets from a new depreciation study, partially offset by a decrease in depreciation from the implementation of new intrastate natural gas pipeline rates from a new depreciation study.

Taxes other than income tax was $17 million for third quarter 2019, an increase of $2 million compared to $15 million for third quarter 2018.

Interest expense was $48 million for third quarter 2019, an increase of $8 million compared to $40 million for third quarter 2018. The increase was primarily due to an increase in the amount of and interest rates on outstanding debt.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and net income attributable to common units for third quarter 2019 included an $8 million gain on commodity derivative activity, compared to a $24 million loss on commodity derivative activity for third quarter 2018, resulting in an increase in net income of $32 million. The increase of $32 million is comprised of an increase related to the change in fair value of commodity derivatives of $14 million and an increase in realized gain on commodity derivatives of $18 million.

Capital expenditures were $101 million for third quarter 2019, compared to $176 million for third quarter 2018. Expansion capital expenditures were $65 million for third quarter 2019, compared to $146 million for third quarter 2018. Maintenance capital expenditures were $36 million for third quarter 2019, compared to $30 million for third quarter 2018.

2019 OUTLOOK

For the 2019 financial outlook presented in Enable’s third quarter 2018 financial results press release dated Nov. 7, 2018, Enable anticipates performing at the lower end of the ranges for net income attributable to common units and expansion capital and in the upper half of the ranges for Adjusted EBITDA and distributable cash flow.

Exhibit 99.1

2020 OUTLOOK

$ in millions, except volume numbers and ratios	2020 Outlook
Operational
Natural gas gathered volumes (TBtu/d)	4.5 - 5.1
Anadarko	2.2 - 2.4
Arkoma	0.4 - 0.5
Ark-La-Tex	1.9 - 2.2
Natural gas processed volumes (TBtu/d)[1]	2.2 - 2.8
Anadarko	2.0 - 2.3
Arkoma	0.05 - 0.15
Ark-La-Tex	0.2 - 0.3
Crude Oil/Condensate – Throughput volumes (MBbl/d)[2]	140 - 170
Anadarko	100 - 120
Williston	40 - 50
Interstate firm contracted capacity (Bcf/d)	5.7 - 6.1

Financial
Net Income Attributable to Common Units	$385 - $445
Interest expense, net of interest income	$175 - $195
Adjusted EBITDA[3]	$1,050 - $1,150
Series A Preferred Unit distributions[4]	$36
Adjusted interest expense[3]	$170 - $190
Maintenance capital expenditures	$110 - $130
DCF[3]	$720 - $800
Distribution coverage ratio[5]	+/- 1.3x
Total Debt / Adjusted EBITDA[3]	+/- 4.0x
_____________________

(1)	Includes volumes under third party processing arrangements

(2)	Crude Oil/Condensate throughput includes crude oil and condensate gathered and transported on Enable’s crude oil and condensate gathering and transportation systems

(3)	Adjusted EBITDA, adjusted interest expense and distributable cash flow are non-GAAP financial measures and are reconciled to the nearest GAAP financial measures in this press release.

(4)
In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(5)	A non-GAAP measure calculated as distributable cash flow divided by distributions related to common units.

$ in millions	2020 Outlook
Expansion Capital
Gathering and Processing Segment	$120 - $180
Transportation and Storage Segment	$40 - $60
Total Expansion Capital	$160 - $240

Exhibit 99.1

The partnership's updated 2020 outlook is based on the following price assumptions:

Prices	2020 Outlook
Natural Gas – Henry Hub ($/MMBtu)	$2.40 - $2.70
NGLs – Mont Belvieu, Texas ($/gal)[1]	$0.40 - $0.50
NGLs – Conway, Kansas ($/gal)[1]	$0.35 - $0.45
Crude Oil – WTI ($/Bbl)	$50.00 - $60.00
____________________

(1)	NGL composite based on assumed composition of 45%, 30%, 10%, 5% and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing third quarter results is scheduled today at 10 a.m. EST (9 a.m. CST). The toll-free dial-in number to access the conference call is 833-535-2200, and the international dial-in number is 412-902-6730. The conference call ID is Enable Midstream Partners. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at https://www.enablemidstream.com. On the investor relations tab of Enable’s website, https://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings and other developments;

•	governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

Exhibit 99.1

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 13,900 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 Bcf/d of natural gas processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,300 miles of intrastate pipelines and eight natural gas storage facilities comprising 84.5 billion cubic feet of storage capacity. For more information, visit https://www.enablemidstream.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Enable’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Enable’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Brokers and nominees, and not Enable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its consolidated financial statements.

Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures.

Exhibit 99.1

Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release and in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 (“Annual Report”). Those risk factors and other factors noted throughout this press release and in our Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$320	$553	$1,156	$1,497
Service revenue	379	375	1,073	984
Total Revenues	699	928	2,229	2,481
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	263	516	958	1,335
Operation and maintenance	105	98	307	289
General and administrative	31	28	82	81
Depreciation and amortization	108	100	323	292
Taxes other than income tax	17	15	52	48
Total Cost and Expenses	524	757	1,722	2,045
Operating Income	175	171	507	436
Other Income (Expense):
Interest expense	(48)	(40)	(142)	(109)
Equity in earnings of equity method affiliate	5	7	12	20
Other, net	1	1	2	1
Total Other Expense	(42)	(32)	(128)	(88)
Income Before Income Tax	133	139	379	348
Income tax benefit	—	—	(1)	—
Net Income	$133	$139	$380	$348
Less: Net income attributable to noncontrolling interest	1	1	2	1
Net Income Attributable to Limited Partners	$132	$138	$378	$347
Less: Series A Preferred Unit distributions	9	9	27	27
Net Income Attributable to Common Units	$123	$129	$351	$320

Basic earnings per unit
Common units	$0.28	$0.30	$0.81	$0.74
Diluted earnings per unit
Common units	$0.28	$0.30	$0.81	$0.73

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$320	$553	$1,156	$1,497
Service revenue	379	375	1,073	984
Total Revenues	699	928	2,229	2,481
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	263	516	958	1,335
Gross margin	$436	$412	$1,271	$1,146

Reportable Segments
Gathering and Processing
Product sales	$294	$528	$1,096	$1,411
Service revenue	248	250	663	599
Total Revenues	542	778	1,759	2,010
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	238	493	895	1,262
Gross margin	$304	$285	$864	$748

Transportation and Storage
Product sales	$100	$153	$381	$442
Service revenue	134	128	421	395
Total Revenues	234	281	802	837
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	102	152	394	438
Gross margin	$132	$129	$408	$399

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$132	$138	$378	$347
Depreciation and amortization expense	108	100	323	292
Interest expense, net of interest income	48	40	141	109
Income tax benefit	—	—	(1)	—
Distributions received from equity method affiliate in excess of equity earnings	(1)	3	8	11
Non-cash equity-based compensation	4	4	13	12
Change in fair value of derivatives (1)	2	16	3	28
Other non-cash losses (2)	2	—	9	4
Noncontrolling Interest Share of Adjusted EBITDA	—	—	(1)	—
Adjusted EBITDA	$295	$301	$873	$803
Series A Preferred Unit distributions (3)	(9)	(9)	(27)	(27)
Distributions for phantom and performance units (4)	(1)	(1)	(10)	(5)
Adjusted interest expense (5)	(47)	(41)	(143)	(114)
Maintenance capital expenditures	(36)	(30)	(86)	(70)
DCF	$202	$220	$607	$587

Distributions related to common unitholders (6)	$144	$138	$426	$414

Distribution coverage ratio	1.40	1.60	1.42	1.42
___________________

(1)	Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.

(2)	Other non-cash losses include loss on sale of assets and write-downs of materials and supplies.

(3)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three and nine months ended September 30, 2019 and 2018. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(4)
Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.

(5)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(6)
Represents cash distributions declared for common units outstanding as of each respective period. Amounts for 2019 reflect estimated cash distributions for common units outstanding for the quarter ended September 30, 2019.

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$264	$233	$691	$638
Interest expense, net of interest income	48	40	141	109
Net income attributable to noncontrolling interest	(1)	(1)	(2)	(1)
Other non-cash items(1)	—	—	4	4
Proceeds from insurance	—	—	—	1
Changes in operating working capital which (provided) used cash:
Accounts receivable	41	46	(16)	58
Accounts payable	(2)	—	110	19
Other, including changes in noncurrent assets and liabilities	(56)	(36)	(66)	(64)
Return of investment in equity method affiliate	(1)	3	8	11
Change in fair value of derivatives (2)	2	16	3	28
Adjusted EBITDA	$295	$301	$873	$803
____________________

(1)	Other non-cash items include amortization of debt expense, discount and premium on long-term debt and write-downs of materials and supplies.

(2)	Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense	$48	$40	$142	$109
Interest income	—	—	(1)	—
Amortization of premium on long-term debt	1	1	4	4
Capitalized interest on expansion capital	—	—	1	4
Amortization of debt expense and discount	(2)	—	(3)	(3)
Adjusted interest expense	$47	$41	$143	$114

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Operating Data:
Natural gas gathered volumes—TBtu	411	424	1,240	1,212
Natural gas gathered volumes—TBtu/d	4.47	4.61	4.54	4.44
Natural gas processed volumes—TBtu (1)	229	230	689	641
Natural gas processed volumes—TBtu/d (1)	2.49	2.50	2.52	2.35
NGLs produced—MBbl/d (1)(2)	117.78	142.00	128.62	127.92
NGLs sold—MBbl/d (2)(3)	118.29	146.29	131.49	130.18
Condensate sold—MBbl/d	6.16	4.25	7.36	5.97
Crude oil and condensate gathered volumes—MBbl/d	132.99	31.87	120.17	29.11
Transported volumes—TBtu	549	497	1,703	1,502
Transported volumes—TBtu/d	5.97	5.40	6.22	5.49
Interstate firm contracted capacity—Bcf/d	6.02	5.76	6.31	5.84
Intrastate average deliveries—TBtu/d	2.10	2.02	2.16	2.04
____________________

(1)	Includes volumes under third-party processing arrangements.

(2)	Excludes condensate.

(3)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Anadarko
Gathered volumes—TBtu/d	2.27	2.31	2.32	2.16
Natural gas processed volumes—TBtu/d (1)	2.04	2.08	2.07	1.94
NGLs produced—MBbl/d (1)(2)	103.53	124.80	111.99	111.74
Crude oil and condensate gathered volumes—MBbl/d	91.58	—	82.75	—
Arkoma
Gathered volumes—TBtu/d	0.46	0.56	0.48	0.55
Natural gas processed volumes—TBtu/d (1)	0.10	0.10	0.10	0.10
NGLs produced—MBbl/d (1)(2)	4.42	7.04	5.89	6.54
Ark-La-Tex
Gathered volumes—TBtu/d	1.74	1.74	1.74	1.73
Natural gas processed volumes—TBtu/d	0.35	0.32	0.35	0.31
NGLs produced—MBbl/d (2)	9.83	10.16	10.74	9.64
Williston
Crude oil gathered volumes—MBbl/d	41.41	31.87	37.42	29.11
__________________

(1)	Includes volumes under third-party processing arrangements.

(2)	Excludes condensate.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
2020 OUTLOOK*

2020 Outlook
(In millions)
Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners (1)	$421 - $481
Depreciation and amortization expense	$420 - $440
Interest expense, net of interest income	$175 - $195
Income tax (benefit) expense	$0 - $2
Distributions received from equity method affiliate in excess of equity earnings	$5 - $15
Non-cash equity based compensation	$15 - $20
Change in fair value of derivatives (2)	$0 - $10
Adjusted EBITDA	$1,050 - $1,150
Series A Preferred Unit distributions (3)	$36
Adjusted interest expense	$170 - $190
Maintenance capital expenditures	$110 - $130
Other	$0 - $10
DCF	$720 - $800

(1)	Net income attributable to limited partners range based on adding Series A Preferred Unit distributions to the net income attributable to common units outlook

(2)	Change in fair value of derivatives includes changes in the fair value of derivatives that are note designated as hedging instruments

(3)
In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

2020 Outlook
(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense, net of interest income	$175 - $195
Amortization of premium on long-term debt	$0 - $2
Capitalized interest on expansion capital	$0 - $2
Amortization of debt expense and discount	($3 - $7)
Adjusted interest expense	$170 - $190

*Enable is unable to present a quantitative reconciliation of forward looking Adjusted EBITDA to net cash provided by operating activities because certain information needed to make a reasonable forward-looking estimate of changes in working capital which may (provide) use cash during the calendar year 2020 cannot be reliably predicted and the estimate is often dependent on future events which may be uncertain or outside of Enable's control. This includes changes to accounts receivable, accounts payable and other changes in non-current assets and liabilities.